UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 25, 2007

River Valley Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Indiana	000-21765	35-1984567
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

430 Clifty Drive, P.O. Box 1590, Madison, Indiana		47250-0590
(Address of Principal Executive Offices)		(Zip Code)

(812) 273-4949
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Split Dollar Insurance Plan

On January 25, 2007, the Board of Directors of River Valley Financial Bank (the “Bank”), a wholly owned subsidiary of River Valley Bancorp (the “Company”), approved and adopted the River Valley Financial Split Dollar Insurance Plan (the “Plan”). The Plan, which was made effective as of January 1, 2007, authorizes the Bank to purchase life insurance policies on the lives of certain Bank employees selected to participate in the Plan and to divide the policy death proceeds with the beneficiary designated by the employee participant. If the participant dies while employed by the Bank, the participant’s beneficiary will be entitled to the lesser of (1) $100,000 or (2) the total death proceeds of the policy minus the greater of (a) the cash surrender value or (b) the aggregate premiums paid by the Bank. A participant’s designated beneficiary will not be entitled to any benefit under the Plan if the participant dies after the termination of the participant’s employment with the Bank. The Plan provides that it will be administered by the Bank’s Board of Directors, or a committee chosen by the Board. The plan administrator, in its sole discretion, will select the employees who will participate in the Plan.

On January 25, 2007, the Bank’s Board of Directors, acting as the plan administrator, selected ten employees to participate in the Plan, including Anthony D. Brandon, Barbara J. Eades, Matthew P. Forrester, Mark A. Goley, Vickie L. Grimes, Deanna J. Liter, John M. Muessel, Gregory T. Siegrist and Loy M. Skirvin, all of whom are executive officers of the Bank and Company.

The Plan is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference.

Supplemental Life Insurance Agreement and Salary Continuation Agreement for Matthew P. Forrester

Also on January 25, 2007, the Bank entered into a Supplemental Life Insurance Agreement and a Salary Continuation Agreement with Matthew P. Forrester, the President and Chief Executive Officer of the Company and the Bank.  The Supplemental Life Insurance Agreement documents an arrangement the Compensation Committee had approved on October 17, 2006, and pursuant to which the Bank had purchased life insurance policies on the life of Mr. Forrester and will divide the policy death proceeds with the beneficiary designated by Mr. Forrester. If Mr. Forrester dies while employed by the Bank, his beneficiary will be entitled to fifty percent of the amount by which the total death proceeds exceed the greater of the policy cash surrender value or the aggregate premiums paid by the Bank. Mr. Forrester’s designated beneficiary will not be entitled to any benefit if Mr. Forrester dies after the termination of his employment with the Bank.

The Salary Continuation Agreement provides that if Mr. Forrester retires at age of sixty-five, he will receive an annual benefit in the amount of $50,000 in equal monthly installments for a period of fifteen years. If Mr. Forrester retires after attaining the age of sixty-two but prior to age sixty-five, he will receive in equal monthly installments over a period of fifteen years an amount equal to the liability accrued by the Bank (the “Accrual Balance”). If Mr. Forrester’s employment is terminated prior to age sixty-two, the Salary Continuation Agreement provides that he will receive a lump sum payment of the Accrual Balance as determined at the end of the month prior to the termination. If Mr. Forrester dies before complete distribution of the benefits, the remaining benefit will be distributed to his beneficiary. The Salary Continuation Agreement also provides for Mr. Forrester to receive a lump sum payment of his Accrual Balance if a disability results in the termination of his employment before age sixty-two, and the same payment he would receive upon normal retirement if his employment is terminated after a change in control of the Bank (as defined in Internal Revenue Code Section 409A). Any payments made upon a change in control are subject to reduction to avoid adverse tax consequences under §280G of the Internal Revenue Code of 1986, as amended. The Salary Continuation Agreement will be administered by the plan administrator, which will be the Bank’s Board of Directors or a committee or person appointed by the Board.

The Supplemental Life Insurance Agreement is attached as Exhibit 10.2 and the Salary Continuation Agreement is attached as Exhibit 10.3 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d)   Exhibits

10.1	River Valley Financial Bank Split Dollar Insurance Plan, effective January 1, 2007
10.2	Supplemental Life Insurance Agreement, dated January 25, 2007, beteween River Valley Financial Bank and Matthew Forrester
10.3	Salary Continuation Agreement, dated January 25, 2007, between River Valley Financial Bank and Matthew Forrester

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: January 30, 2007	RIVER VALLEY BANCORP

	By:	/s/ Larry C. Fouse
Larry C. Fouse Vice President of Finance

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Location

10.1	River Valley Financial Bank Split Dollar Insurance Plan, effective January 1, 2007	Attached
10.2	Supplemental Life Insurance Agreement, dated January 25, 2007, beteween River Valley Financial Bank and Matthew Forrester	Attached
10.3	Salary Continuation Agreement, dated January 25, 2007, between River Valley Financial Bank and Matthew Forrester	Attached